SECOND AMENDMENT TO

Southwestern Energy Company 401(k) Savings Plan

Pursuant to Article XVI, Section 16.1, of the Plan Document for the Southwestern Energy Company 401(k) Savings Plan (the "Plan"), Southwestern Energy Company (the "Employer") hereby amends the Plan, effective March 28, 2005, as follows:

1. Section P.1 of the Adoption Agreement is hereby amended by substituting the following requirements effective March 28, 2005:
"P. Payment of Benefits
Balances Less Than Cash-Out Amount: [Plan Sec. 12.4]	P.1. The Benefit subject to involuntary cash-out is ... [check one]: a. [X] $1,000 [$5,000 or less]. b. [ ] N/A - involuntary cash-out distributions will not be made. [Skip to P.3.]

2. The EGTRRRA Addendum to the Adoption Agreement is hereby amended by substituting the following requirements for the inclusion of a Participant's Employee Rollover Account in calculating the Involuntary Cash-Out Amount for the Plan, effective March 28, 2005:

"Rollovers Included in Cash-Outs of $1,000 or less

Explanation: Effective March 28, 2005, a Plan that opts to calculate an involuntary cash-out amount of $1,000 or less must include the balance of the Participant's Employee Rollover Account. If this election is made, the balance of the Participant's Employee Rollover Account will be considered when determining if the Participant is subject to the cash-out.

Election: Treatment of Employee Rollover Contributions in the Application of the Cash-Out Provision. Does the Plan include Employee Rollover Contributions (and earnings allocable thereto) in determining whether the Participant's Benefit is subject to involuntary cash-out? ...[check if applicable]:

a. [X] Yes. This rule applies to all ... [complete if applicable]:

1. [X] distributions made after  March 27, 2005     [enter a date no earlier than December 31, 2001]

2. [ ] Participants who separated from service after        [enter a date; date may be earlier than December 31, 2001]"

As evidence of the adoption of this amendment, Southwestern Energy Company and Scudder Trust Company have caused this amendment to be executed.
Southwestern Energy Company:	Scudder Trust Company:
By:	By:
Title:	Title:
Date:	Date: